LIVE NATION ENTERTAINMENT REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

Highlights (year-over-year):
•	Revenue Up 17% for the Quarter to $1.4 Billion
•	Operating Income Improves 36% for the Quarter to $(21) Million
•	Adjusted Operating Income Up 25% for the Quarter to $92 Million
•	Concert Ticket Sales for 2017 Shows of 46 Million, Up 25% through April
•	Sponsorship & Advertising Contracted Net Revenue Up Double Digits through April
•	Ticketmaster Fee-Bearing GTV at Constant Currency Up 18% through First Quarter

LOS ANGELES – May 4, 2017 – Live Nation Entertainment (NYSE: LYV) today released financial results for the three months ended March 31, 2017.
Live Nation has continued growing its business in 2017, with first quarter revenue up 17%, operating income improvement of 36%, and adjusted operating income, or AOI, up 25%, with strong operating performance across all our concerts, advertising and ticketing segments.
This year we have booked more shows, sold more tickets and have more sponsorship commitments than ever before at this point of the year. With the strength of these leading indicators, I am confident we will once again deliver record topline, operating income and AOI performance in each of our businesses in 2017.
The global concerts industry is structurally growing, with strong tailwinds for both supply and demand. On the supply side, artists are touring now more than ever. And on the demand side, between the millennial shifting of spend to experiences and the globalization of artists on social media, we see continued long-term growth as fans attend more concerts.

Concerts Global Platform Growth
As of the end of April we have booked over 4,000 arena, stadium and amphitheater shows for 2017, up 10% over this point last year. As a result of our show pipeline, tickets sold through April for our concerts this year are up over 25% to 46 million tickets.
Along with this strong show and ticket count increase, we also expect to continue driving the profitability of our concerts business through increased onsite spending. This year we have invested to add more points of sale to improve throughput and increase sales, while also continuing to refine our product assortment and pricing.

Looking globally at the concerts business, we now promote shows in 40 countries as we continue reaching more fans in more markets. With all parts of our global concerts business looking strong this year, the concert segment continues to be the engine that powers the Live Nation flywheel strategy, growing the profitability of the concerts business while also driving our advertising and ticketing businesses.

Sponsorship & Advertising Delivered Continued Growth
We continue to see the tremendous attraction of our 70 million plus onsite fans for advertisers, driving continued double-digit growth in our advertising business. As of the end of April, we have commitments for over 80% of our planned advertising for the year, pacing double digits ahead of this point last year.
Our top clients that have over $1 million per year in advertising continue to increase their spend, accounting for over 75% of our total committed spend, and pacing up double digits through April.
We also see increased demand for concert video content. In addition to announcing Twitter as our latest partner in streaming live concerts, we have captured four concerts in virtual reality in partnerships with Hulu and NextVR, and last week we premiered the Live Nation-produced Puff Daddy documentary, “Can’t Stop, Won’t Stop: The Bad Boy Story,” at the Tribeca Film Festival which will now be distributed by Apple. Collectively, this content provides us with an array of additional ad units and valuable marketing for our tours.

Ticketmaster Marketplace Growing
In the first quarter, Ticketmaster delivered its largest quarter in history for gross transaction value, or GTV, and ticket volume on a transacted basis. Our growth in the quarter came from both our fee-bearing primary and secondary businesses, which grew GTV by 18% and 20%, respectively.
Our success starts with continuing to build our venue client base, and in the first quarter we added 245 new clients, providing them with the most effective software platform for their ticketing needs.
On the commerce side, we begin by attracting more fans to our sites, and in the quarter we increased online visits by 10% year-on-year, and grew our installed app base by 41% to over 33 million. And then once the fans are at our sites or app, our investments to improve the fan experience and purchase flow have driven higher conversion rates, increasing our sales.
While growing ticket sales on our sites, we have also been deploying APIs to extend our distribution. As a result, in the first quarter we sold almost 4 million tickets off-platform, up 32% year-on-year, helping our clients, sports teams and artists, to sell incremental tickets.
One of the major initiatives we launched in the past quarter to support artists is our "Verified Fan" product, which leverages proprietary data and analytics to screen and verify potential ticket buyers, increasing the opportunity for real fans to purchase tickets for a show. After launching this product with Ed Sheeran, we have supported over 30 tours, including Depeche Mode, Twenty One Pilots and Harry Styles as they seek new ways to get tickets in the hands of fans. This program has been highly successful in reducing, by over 90%, the number of tickets that are then sold on secondary markets.
With this strong start to the year, we expect another record year in ticketing, driven by our concerts flywheel and enhanced by the progress we have made in our ticketing products and fan experience.

Summary
2017 is on track to be another year of growth and record results for the company. All of the leading indicators for our concerts, sponsorship & advertising and ticketing segments are ahead of last year and we expect each of our businesses to deliver record revenue, operating income and AOI this year.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

Photo Credits: U2, Depeche Mode, Bruno Mars - Getty Images

The company will webcast a teleconference today at 5:00 p.m. Eastern Time to discuss its financial performance. Interested parties should visit the Events & Webcasts section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be available under the Reports section at the same link. A replay of the webcast will also be available on the Live Nation website.

Notice Regarding Financial Statements
The company has provided certain unaudited financial statements at the end of this press release for reference. These unaudited financial statements should be read in conjunction with the full unaudited financial statements, and the notes thereto, set forth in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit investors.livenationentertainment.com.

Investor Contact:                    Media Contact:
Maili Bergman                        Carrie Davis
(310) 867-7143                    (310) 975-6941
IR@livenation.com                    CarrieDavis@livenation.com

FINANCIAL HIGHLIGHTS – 1st QUARTER
(unaudited; $ in millions)

	Q1 2017 Reported	Q1 2016 Reported	Growth	Q1 2017 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$863.3	$754.9	14%	$877.2	16%
Sponsorship & Advertising	64.0	57.6	11%	64.9	13%
Ticketing	493.7	405.8	22%	499.2	23%
Other and Eliminations	(7.8)	(10.6)	26%	(7.8)	26%
	$1,413.2	$1,207.7	17%	$1,433.5	19%

Operating Income (Loss)
Concerts	$(75.8)	$(66.6)	(14%)	$(77.9)	(17%)
Sponsorship & Advertising	26.4	25.3	4%	27.1	7%
Ticketing	54.5	35.3	54%	53.5	52%
Other and Eliminations	0.2	(1.7)	*	0.2	*
Corporate	(26.7)	(25.6)	(4%)	(26.7)	(4%)
	$(21.4)	$(33.3)	36%	$(23.8)	29%

Adjusted Operating Income (Loss)
Concerts	$(22.2)	$(17.0)	(31%)	$(23.0)	(35%)
Sponsorship & Advertising	33.2	30.6	8%	33.8	10%
Ticketing	103.1	82.1	26%	102.8	25%
Other and Eliminations	(0.3)	(2.3)	87%	(0.3)	87%
Corporate	(21.8)	(20.0)	(9%)	(21.8)	(9%)
	$92.0	$73.4	25%	$91.5	25%
* percentages are not meaningful

•	As of March 31, 2017, total cash and cash equivalents were $2.2 billion, which includes $671 million in ticketing client cash and $374 million in free cash.

•	Event-related deferred revenue was $1.6 billion as of March 31, 2017, compared to $1.2 billion as of the same date in 2016.

•	For the quarter ended March 31, 2017, net cash provided by operating activities was $761 million and free cash flow — adjusted was $27 million.

•	We currently expect capital expenditures for the full year to be approximately $220 million, with approximately 50% to be revenue generating capital expenditures.

•	We currently expect the amortization of nonrecoupable ticketing contract advances for the full year 2017 to be approximately in line with the total amount in 2016.

KEY OPERATING METRICS

	Q1 2017	Q1 2016
	(in thousands except estimated events)
Concerts (1)
Estimated events:
North America	3,744	3,448
International	2,207	2,397
Total estimated events	5,951	5,845
Estimated fans:
North America	5,775	4,841
International	5,095	4,079
Total estimated fans	10,870	8,920
Ticketing (2)
Number of fee-bearing tickets sold	49,602	44,523
Number of non-fee-bearing tickets sold	78,435	76,482
	128,037	121,005

(1)
Events generally represent a single performance by an artist. Fans generally represent the number of people who attended an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported in multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)
The number of fee-bearing tickets sold includes primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This metric includes primary tickets sold during the year regardless of event timing, except for our own events where our concert promoters control ticketing and which are reported as the events occur. The non-fee-bearing tickets sold includes primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients' box offices, along with tickets sold on our ‘do it yourself’ platform.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by Operating Activities

($ in millions)	Q1 2017	Q1 2016
Net cash provided by operating activities	$760.7	$517.4
Less: Changes in operating assets and liabilities (working capital)	(697.5)	(464.0)
Free cash flow from earnings	$63.2	$53.4
Less: Maintenance capital expenditures	(24.5)	(13.4)
Distributions to noncontrolling interests	(12.2)	(15.5)
Free cash flow — adjusted	$26.5	$24.5

Net cash used in investing activities	$(75.0)	$(85.7)

Net cash used in financing activities	$(5.1)	$(53.3)

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	March 31, 2017
Cash and cash equivalents	$2,227.6
Client cash	(671.0)
Deferred revenue — event-related	(1,582.9)
Accrued artist fees	(46.7)
Collections on behalf of others	(28.9)
Prepaid expenses — event-related	475.6
Free cash	$373.7

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding anticipated record revenue, operating income and adjusted operating income in the company’s concerts, sponsorship and advertising, and ticketing businesses in 2017; expectations that increased onsite spending will continue to drive the profitability of the company’s concerts business; and the prospects for long-term growth in the global concerts industry and the company’s prospects for delivering long-term growth. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before acquisition expenses (including transaction costs, changes in the fair value of acquisition-related contingent consideration obligations, and acquisition-related severance and compensation), depreciation and amortization (including goodwill impairment), loss (gain) on disposal of operating assets and certain stock-based compensation expense. We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior period's currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that the company defines as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. The company uses FCF among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended March 31, 2017

Concerts	$(75.8)	$2.8	$(0.7)	$46.4	$5.1	$(22.2)	$(0.8)	$(23.0)
Sponsorship & Advertising	26.4	0.3	—	6.5	—	33.2	0.6	33.8
Ticketing	54.5	0.9	—	47.3	0.4	103.1	(0.3)	102.8
Other and Eliminations	0.2	—	—	(0.5)	—	(0.3)	—	(0.3)
Corporate	(26.7)	3.9	—	1.0	—	(21.8)	—	(21.8)
Total Live Nation	$(21.4)	$7.9	$(0.7)	$100.7	$5.5	$92.0	$(0.5)	$91.5

	Three Months Ended March 31, 2016

Concerts	$(66.6)	$3.1	$—	$43.9	$2.6	$(17.0)	$—	$(17.0)
Sponsorship & Advertising	25.3	0.4	—	4.9	—	30.6	—	30.6
Ticketing	35.3	1.0	—	45.8	—	82.1	—	82.1
Other and Eliminations	(1.7)	—	—	(0.6)	—	(2.3)	—	(2.3)
Corporate	(25.6)	4.5	0.1	0.9	0.1	(20.0)	—	(20.0)
Total Live Nation	$(33.3)	$9.0	$0.1	$94.9	$2.7	$73.4	$—	$73.4

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2017	December 31, 2016
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,227,555	$1,526,591
Accounts receivable, less allowance of $28,492 and $29,634, respectively	584,638	568,936
Prepaid expenses	739,793	528,250
Other current assets	49,463	49,774
Total current assets	3,601,449	2,673,551
Property, plant and equipment
Land, buildings and improvements	858,667	838,545
Computer equipment and capitalized software	543,459	524,571
Furniture and other equipment	275,204	256,765
Construction in progress	124,284	125,430
	1,801,614	1,745,311
Less accumulated depreciation	1,019,448	993,775
	782,166	751,536
Intangible assets
Definite-lived intangible assets, net	820,727	812,031
Indefinite-lived intangible assets	368,798	368,766
Goodwill	1,724,113	1,747,088
Other long-term assets	526,264	411,294
Total assets	$7,823,517	$6,764,266
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$856,158	$726,475
Accounts payable	68,263	55,030
Accrued expenses	707,811	781,494
Deferred revenue	1,796,015	804,973
Current portion of long-term debt, net	59,943	53,317
Other current liabilities	51,141	39,055
Total current liabilities	3,539,331	2,460,344
Long-term debt, net	2,258,820	2,259,736
Deferred income taxes	203,206	197,811
Other long-term liabilities	143,277	149,791
Commitments and contingent liabilities
Redeemable noncontrolling interests	338,316	347,068
Stockholders’ equity
Common stock	2,047	2,034
Additional paid-in capital	2,393,242	2,381,011
Accumulated deficit	(1,106,450)	(1,073,457)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(165,231)	(176,707)
Total Live Nation stockholders’ equity	1,116,743	1,126,016
Noncontrolling interests	223,824	223,500
Total equity	1,340,567	1,349,516
Total liabilities and equity	$7,823,517	$6,764,266

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2017	2016
	(in thousands except share and per share data)
Revenue	$1,413,181	$1,207,716
Operating expenses:
Direct operating expenses	925,500	784,203
Selling, general and administrative expenses	383,308	337,214
Depreciation and amortization	100,595	94,955
Loss (gain) on disposal of operating assets	(659)	25
Corporate expenses	25,803	24,609
Operating loss	(21,366)	(33,290)
Interest expense	26,010	25,432
Interest income	(945)	(556)
Equity in earnings of nonconsolidated affiliates	(2,340)	(592)
Other income, net	(2,842)	(8,547)
Loss before income taxes	(41,249)	(49,027)
Income tax expense	6,521	6,927
Net loss	(47,770)	(55,954)
Net loss attributable to noncontrolling interests	(14,777)	(11,436)
Net loss attributable to common stockholders of Live Nation	$(32,993)	$(44,518)

Basic and diluted net loss per common share available to common stockholders of Live Nation	$(0.22)	$(0.29)

Weighted average common shares outstanding:
Basic and diluted	203,730,897	201,696,142

Reconciliation to net loss available to common stockholders of Live Nation:
Net loss attributable to common stockholders of Live Nation	$(32,993)	$(44,518)
Accretion of redeemable noncontrolling interests	(12,577)	(13,336)
Basic and diluted net loss available to common stockholders of Live Nation	$(45,570)	$(57,854)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2017	2016
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(47,770)	$(55,954)
Reconciling items:
Depreciation	35,912	33,069
Amortization	64,683	61,886
Deferred income tax expense (benefit)	(1,203)	(1,698)
Amortization of debt issuance costs, discounts and premium, net	3,121	2,591
Non-cash compensation expense	7,936	8,923
Other, net	492	4,621
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(6,558)	(16,878)
Increase in prepaid expenses and other assets	(312,483)	(305,294)
Increase in accounts payable, accrued expenses and other liabilities	56,600	79,094
Increase in deferred revenue	959,971	707,038
Net cash provided by operating activities	760,701	517,398
CASH FLOWS FROM INVESTING ACTIVITIES
Investments made in nonconsolidated affiliates	(10,608)	(5,165)
Purchases of property, plant and equipment	(58,881)	(30,681)
Cash paid for acquisitions, net of cash acquired	(4,700)	(43,378)
Other, net	(838)	(6,520)
Net cash used in investing activities	(75,027)	(85,744)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(11,775)	(9,764)
Distributions to noncontrolling interests	(12,227)	(15,462)
Proceeds from exercise of stock options	21,628	679
Payments for deferred and contingent consideration	(1,074)	(15,678)
Other, net	(1,618)	(13,064)
Net cash used in financing activities	(5,066)	(53,289)
Effect of exchange rate changes on cash and cash equivalents	20,356	17,791
Net increase in cash and cash equivalents	700,964	396,156
Cash and cash equivalents at beginning of period	1,526,591	1,303,125
Cash and cash equivalents at end of period	$2,227,555	$1,699,281